Exhibit 99.1 FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC. 5152 North Edgewood Drive Provo, Utah 84604 (801) 765-1200

RASER TECHNOLOGIES ANNOUNCES

SECOND QUARTER FINANCIAL RESULTS

Provo, Utah, August 6, 2009 -- Raser Technologies, Inc. (NYSE: RZ) a leading energy technology company, today announced financial results for the second quarter ended June 30, 2009.

Second Quarter and Subsequent Highlights:

·	The Company's Thermo No. 1 Plant has been selling approximately 5 megawatts (MW) to the city of Anaheim, which represents slightly less than half of the plant's designed capacity. We believe the completion of additional wells for use by the plant could allow us to produce at or near full capacity in the fourth quarter of 2009, depending on the performance of the new wells.

·	The Company signed a non-binding term sheet with the Southern California Public Power Authority ("SCPPA") relating to the potential sale of 110 megawatts of renewable geothermal power to certain SCPPA member municipalities in a pre-paid arrangement. These power plants would be built at the Company's Thermo, Utah site over a three year period. The term sheet sets forth the basic terms of a pre-paid power purchase agreement, or "PPA." Under a pre-paid PPA, the purchaser of the power pays for a portion of the expected power up front and then pays a reduced monthly amount for the remaining power and environmental attributes.

·	The Department of Energy (DOE) notified the Company that its loan guarantee application has been approved to proceed to the next stage of the application process. The application is for loan guarantees to help finance up to 80% of a project with an expected cost of $190 million. This project would consist of the construction of a binary-cycle geothermal power project, with approximately 42 MW of gross capacity, near the Company's existing Thermo No. 1 Plant in Beaver County, Utah. If the Company's application is successful, drilling on this project could begin later this year.

·	The Company's first geothermal power plant was recognized as the Alternative Energy – Geothermal "Power Plant of the Year" at the annual ELECTRIC POWER Conference, which covers some of the most important strategic and tactical issues in the power generation industry for coal, gas, nuclear and renewables.

·	The Company celebrated "Earth Week" with Utah's Governor Jon Huntsman at the Company's Thermo No. 1 Plant, where Gov. Huntsman ceremonially signed two important renewable energy bills to provide financial incentives and state support for the development of geothermal, wind, solar and other renewable energy resources.

·	The Company closed the sale of approximately $25.5 million of its common stock and warrants in a registered direct offering. Net proceeds to the Company from the offering, after placement agent fees and offering expenses, were approximately $23.8 million.

·	The Company restructured its existing $15 million line of credit, funded by certain stockholders of the Company. In connection with the amended agreement, the Company paid down $2.9 million of the loan principal and $0.4 million of accrued interest. The maturity date of the remaining principal balance of $10.5 million was extended until July 31, 2010 and can be repaid early without penalty.

Lenders who have funded a majority of the outstanding balance also have the right to demand early repayment of all or part of the outstanding balance at any time after November 15, 2009. The principal balance, and any accrued interest thereon, can be paid in the form of cash or equity securities at the sole discretion of the Company. The interest rate remains unchanged.

·	The Company unveiled the Hummer H3E Plug-in Hybrid Electric Vehicle (PHEV), a demonstration vehicle designed to achieve the equivalent of 100 mpg in typical daily driving. The demonstration PHEV is undergoing further testing.

Management Changes

The Company also announced today that Richard D. Clayton has been named Principal Executive Officer, and will assume the day-to-day executive leadership of the Power Systems business segment. Kraig T. Higginson, the Company's Chairman, will assume executive leadership responsibilities over the Transportation & Industrial business segment. Messrs. Clayton and Higginson replace Mr. Brent Cook, who resigned as Chief Executive Officer and as a director effective August 5 due to health reasons. Mr. Cook will assist the Company to facilitate a smooth transition period. The board of directors will begin a search for a permanent replacement for Mr. Cook.

Mr. Clayton has served as the Company's Executive Vice President and General Counsel since March 2007. Among other responsibilities, he has led negotiations on power purchase agreements and has been the Company's primary representative in pursuing funding opportunities with the government. Mr. Clayton has also been instrumental in the Company's acquisition of geothermal resources.

Mr. Clayton commented, "Raser has accomplished a great deal in the last two years, including the development of our first power plant, power purchase agreements with leading utilities, and financing agreements which have enabled us to reach this point in our development."

Mr. Higginson stated, "We wish to thank Brent for his efforts and leadership in positioning Raser as an emerging leader in geothermal energy business. We look forward to building on this positioning and advancing the work Brent began. We have a lot to look forward to, and I am confident we have the resources and the team to complete our initiatives."

Mr. Cook added, "With the initial construction of our first power plant complete, I believe the time is right for me to focus on my health and my family and allow Raser to bring in new leadership to move Raser to the next phase in its development plans. I thank the entire Raser team and most especially the Board of Directors for their hard work and confidence. Raser has the proven resources, the expertise and the growth capital to become a recognized leader in geothermal energy. I will work closely with Dick and the Board of Directors, who have my full faith and confidence, to effect a seamless transition and look forward to Raser achieving its goals."

Financial Results

During the three months ended June 30, 2009, the Company reported revenue of approximately $407,000 compared to approximately $6,000 in the three months ended June 30, 2008. During the second quarter of 2009, the Company began selling electricity generated from its Thermo No. 1 Plant to the City of Anaheim, California.

Cost of sales for the three months ended June 30, 2009 were $1.6 million compared to $28,000 in the three months ended June 30, 2008. Gross margin was approximately $(1,161,000) for the three months ended June 30, 2009 compared to gross margin of approximately $6,000 during the same period in 2008.

Total operating expenses increased $6.8 million for the second quarter of 2009 compared to $6.5 million for the second quarter of 2008. Included in the operating expenses were:

·	General and administrative expenses increased to approximately $2.8 million during the second quarter of 2009 from approximately $2.2 million for the second quarter of 2008. The $400,000 increase was primarily due to increased office expenses, franchise taxes in the State of Delaware, fees that extended the substantial completion date for the Thermo No. 1 Plant, and additional rent expense relating to extending our corporate office space beginning in 2009. Professional services also increased during the second quarter of 2009 over the second quarter of 2008 as a result of increased printing and audit costs incurred associated with the annual filing of the Company's Form 10-K, which totaled approximately $100,000. Equity-based non-cash employee and service provider compensation expense remained relatively flat at approximately $500,000 in the second quarter of 2009 compared to the same period in 2008. Other employment related costs remained relatively flat during the second quarter of 2009 compared to the second quarter of 2008, reflecting constant average salaries and employment levels.

·	Power project development expenses during the second quarter of 2009 totaled $3.4 million as compared to $3.1 million for the second quarter of 2008. This increase was primarily due to employment related costs of approximately $200,000 resulting from increased employment levels to execute the Company's business plan. Equity-based non-cash employee and contractor compensation for the second quarter of 2009 was relatively flat over the second quarter of 2008. During the three months ended June 30, 2009, professional services decreased by $1.7 million compared to the second quarter of 2008 primarily due to a decrease in geological engineering services resulting from the completion of certain phases of construction at Thermo No. 1. Miscellaneous expenses also increased by approximately $1.6 million during the second quarter of 2009 over the second quarter of 2008. The increase was due primarily to a cancellation fee relating to a deposit refund from Pratt & Whitney Power Systems.

·	Research and Development expense decreased from $1.2 million in the three months ended June 30, 2008 to $600,000 for the three months ended June 30, 2009. Equity-based non-cash employee and contractor compensation for the second quarter of 2009 was relatively flat over the second quarter of 2008 primarily due to offsetting factors relating to decreasing headcount from the prior year while issuing stock grants to employees as part of their severance agreements during the current year resulting from the decision to reduce the cash requirements at the Company's design center. During the three months ended June 30, 2009, professional services decreased by approximately $500,000 compared to the second quarter of 2008 primarily due to completing the majority of the consulting work relating to the PHEV project during the first quarter of 2009.

·	Non-controlling interest for the second quarter of 2009 included the portion of the net loss allocated to a third party that owns a non-controlling interest in the Company's Thermo subsidiary totaling $200,000. There was no non-controlling interest during the second quarter of 2008. Non-controlling interest increased during the second quarter of 2009 due to accruing liquidation preferences in accordance with the Thermo No. 1 Plant financing agreements totaling $300,000. Previously, this line item was presented in the Company's financial statements as minority interest.

·	In aggregate, non-cash, equity-based expenses and equity-based compensation totaled $500,000 during the second quarter of 2009 and remained relatively unchanged from $500,000 in the second quarter of 2008.

The Company's net loss applicable to common stockholders for the three months ended June 30, 2009 was $4.0 million, or $(0.06) per basic and diluted share (based on 65.5 million shares outstanding) compared to a net loss of $7.4 million, or $(0.13) per basic and diluted share (based on 56.1 million shares outstanding) for the three months ended June 30, 2008.

For the six months ended June 30, 2009, the Company reported revenue of approximately $407,000 compared to approximately $136,000 for the six months ended June 30, 2008. Cost of sales for the six months ended June 30, 2009 were approximately $1.6 million compared to approximately $74,000 for the six months ended June 30, 2008. Gross margin was approximately $(1,161,000) for the six months ended June 30, 2009 compared to gross margin of approximately $62,000 during the same period in 2008. Total operating expenses for the six months ended June 30, 2009 were $12.0 million, a slight decrease from $12.1 million during the same period in 2008.

The Company's net loss applicable to common stockholders for the six months ended June 30, 2009, was $10.4 million, or $(0.16) per basic and diluted share (based on 64.9 million shares outstanding) compared to a net loss of $12.9 million, or $(0.23) per basic and diluted share (based on 56.1 million shares outstanding) for the six months ended June 30, 2008.

Conference Call with Investors

Management will host a conference call at 5:00 p.m. Eastern Time on Thursday, August 6, 2009 to discuss the Company's results with the investment community. Anyone interested in participating should call 877-407-9039, if calling within the United States, or 201-689-8470, if calling internationally. A replay will be available until August 13, 2009, which can be accessed by dialing 877-660-6853, if calling within the United States, or 201-612-7415, if calling internationally. Please enter account #3055 and conference ID #330080 to access the replay. The call will also be accompanied by a live webcast over the Internet and will be accessible at http://www.talkpoint.com/viewer/starthere.asp?Pres=127460 or www.rasertech.com.

About Raser Technologies

Raser Technologies (NYSE: RZ) is an environmentally focused technology licensing and development company operating in two business segments. Raser's Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology and Raser's Symetron™ technology developed internally by its Transportation and Industrial Technology segment. Raser's Transportation and Industrial Technology segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser's award-winning Symetron(TM) technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, our beliefs about preliminary drilling results; our beliefs about the potential for geothermal power generation on our leased properties and its qualification for certain federal tax credits; our beliefs about our ability to exploit the available geothermal resources; our beliefs about the expected timing relating to the completion of our geothermal power projects; our beliefs about our ability to obtain adequate development funding; our beliefs about our ability to utilize available technologies to produce electric power from the available resources; our beliefs about the geothermal market in general; our beliefs about the performance and market applicability of our products; our beliefs about the status and enforceability of the Company's intellectual property; our beliefs about the strength of our existing and potential business relations in the motor industry; our beliefs about the strength and enforceability of our agreements, our beliefs about the performance capabilities of our technology; our beliefs about the capabilities, expertise and intentions of our partners; our ability to hire, train and retain key personnel, including our ability to replace our Chief Executive Officer; our ability to successfully complete field testing of Symetron™ technologies. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology for geothermal applications; our ability to secure necessary permits; the strength of our intellectual property; our inability to attract, train and retain key personnel; and such other risks as identified in our quarterly report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Raser Technologies, Inc. Issa Arnita 801-765-1200 investorrelations@rasertech.com Hayden IR Cameron Donahue (651) 653-1854 cameron@haydenir.com

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,			Six months ended June 30,

	2009	2008	2009	2008

Revenue	$ 407,241	$5,880	$407,241	$136,423
Cost of revenue
Cost of revenue from operations	857,645	—	857,645	74,112
Depreciation and amortization	710,775	—	710,775	—

Gross margin	(1,161,179)	5,880	(1,161,179)	62,311

Operating expenses
General and administrative	2,775,815	2,224,758	5,281,332	5,005,414
Power project development	3,425,070	3,102,037	5,538,410	4,889,091
Research and development	569,934	1,194,030	1,227,567	2,163,213

Total operating expenses	6,770,819	6,520,825	12,047,309	12,057,718

Operating loss	(7,931,998)	(6,514,945)	(13,208,488)	(11,995,407)
Interest income	26,425	111,542	88,804	171,276
Interest expense	(3,817,327)	(1,037,770)	(5,232,945)	(1,103,282)
Gain on derivative instruments	7,942,193	—	6,999,354	—
Other	—	—	(131,412)	75,775

Loss before income taxes	(3,780,707)	(7,441,173)	(11,484,687)	(12,851,638)
Tax benefit (expense)	—	—	—	—

Net loss	$ (3,780,707)	$ (7,441,173)	$(11,484,687)	$(12,851,638)
Non-controlling interest in the
Thermo No. 1 subsidiary	(204,960)	—	1,054,971	—

Net loss applicable to common
stockholders	$(3,985,667)	$ (7,441,173)	$(10,429,716)	$(12,851,638)

Loss per common share-basic and diluted	$ (0.06)	$(0.13)	$(0.16)	$(0.23)

Weighted average common shares-basic
and diluted	65,489,000	56,118,000	64,922,000	56,070,000

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$ 12,714	$ 1,534,820
Restricted cash	76,535	75,704
Notes receivable, net	—	144,525
Accounts receivable, net	209,608	—
Restricted marketable securities (held to maturity)	4,364,376	6,521,347
Other current assets	1,657,596	1,147,562

Total current assets	6,320,829	9,423,958
Restricted cash	9,939,041	20,900,135
Land	1,811,063	1,811,063
Geothermal property, plant and equipment, net	102,169,857	—
Power project leases and prepaid delay rentals	6,730,136	8,630,643
Geothermal well field development-in-progress	786,309	31,388,628
Power project construction-in-progress	6,142,610	74,072,394
Power project equipment, net	—	19,727,500
Equipment, net	755,160	608,886
Intangible assets, net	1,494,832	1,587,310
Deferred financing costs, net	7,116,952	7,670,382
Power project development deposits	—	4,196,550
Other assets	3,927,880	4,006,999

Total assets	$ 147,194,669	$ 184,024,448

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$ 22,174,053	$ 64,471,336
Line of credit, net of discount of $1,849,612	11,883,862	—
Short-term portion of long-term notes	1,866,000	1,831,147
Short-term warrants	5,591	—
Note payable	—	945,833
Deferred revenue	200,000	200,000

Total current liabilities	36,129,506	67,448,316
Asset retirement obligation	2,634,841	2,152,230
Long-term 7.00% senior secured note (non-recourse), net of discount of $4,682,851	25,010,922	25,120,464
Long-term 8.00% convertible senior notes	55,000,000	55,000,000
Warrants	20,166,768	—

Total liabilities	138,942,037	149,721,010

Contingencies and commitments,
Non-controlling interest in Thermo No. 1 subsidiary	27,135,770	28,025,116
Stockholders' equity (deficit):
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 65,540,675 and 63,519,455 shares
issued and outstanding, respectively	655,407	635,195
Additional paid in capital	80,396,635	102,350,814
Accumulated deficit	(99,935,180)	(96,707,687)

Total stockholders' equity (deficit)	(18,883,138)	6,278,322

Total liabilities and stockholders' equity (deficit)	$ 147,194,669	$ 184,024,448